Exhibit 99.1
For immediate release
January 10, 2022

AtriCure Reports Preliminary Results for Fourth Quarter and Full Year 2021,
Provides Financial Outlook for 2022

MASON, Ohio, January 10, 2022 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management, and post-operative pain management, announced preliminary financial results for the fourth quarter and full year 2021 and provided 2022 financial guidance.

Preliminary, unaudited revenue for fourth quarter 2021 is expected to be approximately $73.2 million, reflecting growth of approximately 27% over the fourth quarter of 2020. U.S. revenue is expected to be $61.2 million, reflecting growth of 29%, as demand across key product lines continues to increase. International revenue is expected to be approximately $12.0 million, an increase of 16% as reported and an increase of 19% on a constant currency basis.

Preliminary, unaudited revenue for full year 2021 is expected to be $274.3 million, reflecting growth of approximately 33% over full year 2020 (32% on a constant currency basis). As previously communicated, adjusted EBITDA for the full year 2021 is estimated to be a loss of approximately $10 million and adjusted loss per share for the full year 2021 is estimated at approximately $1.20. Adjusted EBITDA, adjusted loss per share and constant currency revenue growth are non-GAAP measures. AtriCure will provide a reconciliation of non-GAAP measures to the related GAAP measure in the release of audited 2021 results.

“Our strong revenue growth reflects the tremendous efforts of our team and physician partners as we continue to improve the lives of patients with Afib and related conditions against the challenges of an ongoing pandemic,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “We are well positioned for growth acceleration in 2022, as reflected in our guidance range, and we remain very optimistic about the opportunity to continue driving an increased impact against the global Afib epidemic over the coming year and beyond.”
2022 Financial Guidance
Management projects 2022 revenue of approximately $315 million to $330 million, reflecting growth of approximately 15% to 20% over full year 2021. As with previous guidance, continued uncertainty relating to the dynamic environment with the COVID-19 pandemic could materially impact this projection.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probe is cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For information on the uncertainties that may cause our actual results to be materially different from those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release is as of January 10, 2022. We assume no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Lynn Lewis
Gilmartin Group
Investor Relations
(415) 937-5402
lynn@gilmartinir.com